                                 SCHEDULE 13G

                                (Rule 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*


                              Skechers U.S.A. Inc
--------------------------------------------------------------------------------
                               (Name of Issuer)


                             Class A Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   830566105
                  ------------------------------------------
                                (CUSIP Number)

                               December 31, 2013
                  ------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [X] Rule 13d-1(b)

                               [_] Rule 13d-1(c)

                               [_] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  830566105                        13G

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON

     Artisan Partners Limited Partnership
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a) [_]
                                                                         (b) [_]

     Not Applicable
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

 NUMBER OF          None
   SHARES       ---------------------------------------------------------------
BENEFICIALLY    6  SHARED VOTING POWER
  OWNED BY
    EACH            485,892
 REPORTING      ---------------------------------------------------------------
   PERSON       7  SOLE DISPOSITIVE POWER
    WITH
                    None
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                    530,694
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     530,694
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)                                                       [_]

     Not Applicable
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.3%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)

     IA
--------------------------------------------------------------------------------

CUSIP No.  830566105                        13G

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON

     Artisan Investments GP LLC
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a) [_]
                                                                         (b) [_]

     Not Applicable
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

 NUMBER OF          None
   SHARES       ---------------------------------------------------------------
BENEFICIALLY    6  SHARED VOTING POWER
  OWNED BY
    EACH            485,892
 REPORTING      ---------------------------------------------------------------
   PERSON       7  SOLE DISPOSITIVE POWER
    WITH
                    None
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                    530,694
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     530,694
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)                                                       [_]

     Not Applicable
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.3%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)

     HC
--------------------------------------------------------------------------------

CUSIP No.  830566105                        13G

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON

     Artisan Partners Holdings LP
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a) [_]
                                                                         (b) [_]

     Not Applicable
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

 NUMBER OF          None
   SHARES       ---------------------------------------------------------------
BENEFICIALLY    6  SHARED VOTING POWER
  OWNED BY
    EACH            485,892
 REPORTING      ---------------------------------------------------------------
   PERSON       7  SOLE DISPOSITIVE POWER
    WITH
                    None
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                    530,694
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     530,694
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)                                                       [_]

     Not Applicable
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.3%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)

     HC
--------------------------------------------------------------------------------

CUSIP No.  830566105                        13G

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON

     Artisan Partners Asset Management Inc.
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a) [_]
                                                                         (b) [_]

     Not Applicable
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

 NUMBER OF          None
   SHARES       ---------------------------------------------------------------
BENEFICIALLY    6  SHARED VOTING POWER
  OWNED BY
    EACH            485,892
 REPORTING      ---------------------------------------------------------------
   PERSON       7  SOLE DISPOSITIVE POWER
    WITH
                    None
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                    530,694
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     530,694
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)                                                       [_]

     Not Applicable
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.3%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)

     HC
--------------------------------------------------------------------------------

CUSIP No.  830566105                        13G

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON

     Artisan Investment Corporation
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a) [_]
                                                                         (b) [_]

     Not Applicable
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

     Wisconsin
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

 NUMBER OF          None
   SHARES       ---------------------------------------------------------------
BENEFICIALLY    6  SHARED VOTING POWER
  OWNED BY
    EACH            485,892
 REPORTING      ---------------------------------------------------------------
   PERSON       7  SOLE DISPOSITIVE POWER
    WITH
                    None
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                    530,694
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     530,694
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)                                                       [_]

     Not Applicable
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.3%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)

     HC
--------------------------------------------------------------------------------

CUSIP No.  830566105                        13G

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON

     ZFIC, Inc.
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a) [_]
                                                                         (b) [_]

     Not Applicable
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

     Wisconsin
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

 NUMBER OF          None
   SHARES       ---------------------------------------------------------------
BENEFICIALLY    6  SHARED VOTING POWER
  OWNED BY
    EACH            485,892
 REPORTING      ---------------------------------------------------------------
   PERSON       7  SOLE DISPOSITIVE POWER
    WITH
                    None
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                    530,694
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     530,694
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)                                                       [_]

     Not Applicable
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.3%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)

     HC
--------------------------------------------------------------------------------

CUSIP No.  830566105                        13G

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON

     Andrew A. Ziegler
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a) [_]
                                                                         (b) [_]

     Not Applicable
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

 NUMBER OF          None
   SHARES       ---------------------------------------------------------------
BENEFICIALLY    6  SHARED VOTING POWER
  OWNED BY
    EACH            485,892
 REPORTING      ---------------------------------------------------------------
   PERSON       7  SOLE DISPOSITIVE POWER
    WITH
                    None
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                    530,694
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     530,694
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)                                                       [_]

     Not Applicable
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.3%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)

     IN
--------------------------------------------------------------------------------

CUSIP No.  830566105                        13G

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON

     Carlene M. Ziegler
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a) [_]
                                                                         (b) [_]

     Not Applicable
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

 NUMBER OF          None
   SHARES       ---------------------------------------------------------------
BENEFICIALLY    6  SHARED VOTING POWER
  OWNED BY
    EACH            485,892
 REPORTING      ---------------------------------------------------------------
   PERSON       7  SOLE DISPOSITIVE POWER
    WITH
                    None
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                    530,694
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     530,694
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)                                                       [_]

     Not Applicable
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.3%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)

     IN
--------------------------------------------------------------------------------

CUSIP No.  830566105                        13G

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON

     Artisan Partners Funds, Inc.
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a) [_]
                                                                         (b) [_]

     Not Applicable
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

     Wisconsin
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

 NUMBER OF          None
   SHARES       ---------------------------------------------------------------
BENEFICIALLY    6  SHARED VOTING POWER
  OWNED BY
    EACH            347,148
 REPORTING      ---------------------------------------------------------------
   PERSON       7  SOLE DISPOSITIVE POWER
    WITH
                    None
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                    347,148
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     347,148
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)                                                       [_]

     Not Applicable
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.9%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)

     IC
--------------------------------------------------------------------------------

Item 1(a)   Name of Issuer:

              Skechers U.S.A. Inc

Item 1(b)   Address of Issuer's Principal Executive Offices:

              228 Manhattan Beach Blvd., Manhattan Beach, CA 90266


Item 2(a)   Name of Person Filing:

              Artisan Partners Limited Partnership ("APLP") Artisan Investments GP LLC ("Artisan Investments") Artisan Partners Holdings LP ("Artisan Holdings") Artisan Partners Asset Management Inc. ("APAM") Artisan Investment Corporation ("AIC")
              ZFIC, Inc. ("ZFIC")
              Andrew A. Ziegler
              Carlene M. Ziegler
              Artisan Partners Funds, Inc. ("Artisan Funds")

Item 2(b)   Address of Principal Business Office:

              APLP, Artisan Investments, Artisan Holdings, APAM, AIC, ZFIC,
                 Mr. Ziegler,
              Ms. Ziegler and Artisan Funds are all located at:

              875 East Wisconsin Avenue, Suite 800
              Milwaukee, WI 53202

Item 2(c)   Citizenship:

              APLP is a Delaware limited partnership
              Artisan Investments is a Delaware limited liability company Artisan Holdings is a Delaware limited partnership
              APAM is a Delaware corporation
              AIC is a Wisconsin corporation
              ZFIC is a Wisconsin corporation
              Mr. Ziegler and Ms. Ziegler are U.S. citizens
              Artisan Funds is a Wisconsin corporation

Item 2(d)   Title of Class of Securities:

              Class A Common Stock

Item 2(e)   CUSIP Number:

              830566105

Item 3      Type of Person:

              (d) Artisan Funds is an Investment Company under section 8 of the Investment Company Act.

              (e) APLP is an investment adviser registered under section 203 of the Investment Advisers Act of 1940.

              (g) Artisan Holdings is the sole limited partner of APLP and the sole member of Artisan Investments; Artisan Investments is the general partner of APLP; APAM is the general partner of Artisan Holdings; AIC is a control person of APAM; ZFIC is the sole stockholder of AIC; Mr. Ziegler and Ms. Ziegler are the principal stockholders of ZFIC.

Item 4    Ownership (at December 31, 2013):

              (a)  Amount owned "beneficially" within the meaning of rule 13d-3:

                   530,694

              (b)  Percent of class:

                   1.3% (based on 39,576,544 shares outstanding as of 11/1/2013)

              (c)  Number of shares as to which such person has:

                   (i)    sole power to vote or to direct the vote:

                          None

                   (ii)   shared power to vote or to direct the vote:

                          485,892

                   (iii)  sole power to dispose or to direct the disposition of:

                          None

                   (iv) shared power to dispose or to direct the disposition of:

                          530,694

Item 5      Ownership of Five Percent or Less of a Class:

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

              Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

              Not Applicable

Item 8      Identification and Classification of Members of the Group:

              Not Applicable

Item 9      Notice of Dissolution of Group:

              Not Applicable

Item 10     Certification:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Signature

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 31, 2014

                                     ARTISAN PARTNERS ASSET MANAGEMENT INC,
                                     for itself and as the general partner of ARTISAN PARTNERS HOLDINGS LP

                                     By:   Gregory K. Ramirez*
                                           ------------------------------------

                                     ARTISAN INVESTMENTS GP LLC,
                                     for itself and as the general partner of ARTISAN PARTNERS LIMITED PARTNERSHIP

                                     By:   Gregory K. Ramirez*
                                           ------------------------------------

                                     ARTISAN INVESTMENT CORPORATION

                                     By:   Gregory K. Ramirez*
                                           ------------------------------------

                                     ZFIC, INC.

                                     By:   Gregory K. Ramirez*
                                           ------------------------------------

                                     ANDREW A. ZIEGLER

                                     Andrew A. Ziegler*
                                     ------------------------------------------

                                     CARLENE M. ZIEGLER

                                     Carlene M. Ziegler*
                                     ------------------------------------------

                                     ARTISAN PARTNERS FUNDS, INC.

                                     By:   Gregory K. Ramirez*
                                           ------------------------------------

                                     *By:  /s/ Gregory K. Ramirez
                                           -----------------------------------
                                           Gregory K. Ramirez
                                           Assistant Treasurer of Artisan
                                             Partners Asset Management Inc.
                                           Vice President of Artisan
                                             Investments GP LLC
                                           Attorney-in-Fact for Artisan
                                             Investment Corporation
                                           Attorney-in-Fact for ZFIC, Inc.
                                           Attorney-in-Fact for Andrew A.
                                             Ziegler
                                           Attorney-in-Fact for Carlene M.
                                             Ziegler
                                           Chief Financial Officer, Vice
                                             President and Treasurer of
                                             Artisan Partners Funds, Inc.

                                 Exhibit Index

Exhibit 1 Joint Filing Agreement dated January 31, 2014 by and among Artisan Partners Limited Partnership, Artisan Investments GP LLC, Artisan Partners Holdings LP, Artisan Partners Asset Management Inc., Artisan Investment Corporation, ZFIC, Inc., Andrew A. Ziegler, Carlene M. Ziegler and Artisan Partners Funds, Inc.

Exhibit 2 Power of Attorney of Artisan Investment Corporation dated February 28, 2013

Exhibit 3    Power of Attorney of ZFIC, Inc., dated August 31, 2012

Exhibit 4    Power of Attorney of Andrew A. Ziegler dated August 31, 2012

Exhibit 5    Power of Attorney of Carlene M. Ziegler dated August 31, 2012

                                                                      EXHIBIT 1

                            JOINT FILING AGREEMENT

   The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

       Dated: January 31, 2014

                                     ARTISAN PARTNERS ASSET MANAGEMENT INC,
                                     for itself and as the general partner of ARTISAN PARTNERS HOLDINGS LP

                                     By:  Gregory K. Ramirez*
                                          ------------------------------------

                                     ARTISAN INVESTMENTS GP LLC,
                                     for itself and as the general partner of ARTISAN PARTNERS LIMITED PARTNERSHIP

                                     By:  Gregory K. Ramirez*
                                          ------------------------------------

                                     ARTISAN INVESTMENT CORPORATION

                                     By:  Gregory K. Ramirez*
                                          ------------------------------------

                                     ZFIC, INC.

                                     By:  Gregory K. Ramirez*
                                          ------------------------------------

                                     ANDREW A. ZIEGLER

                                     Andrew A. Ziegler*
                                     -----------------------------------------

                                     CARLENE M. ZIEGLER

                                     Carlene M. Ziegler*
                                     -----------------------------------------

                                     ARTISAN PARTNERS FUNDS, INC.

                                     By:  Gregory K. Ramirez*
                                          ------------------------------------

                                     *By:  /s/ Gregory K. Ramirez
                                           -----------------------------------
                                           Gregory K. Ramirez
                                           Assistant Treasurer of Artisan
                                             Partners Asset Management Inc.
                                           Vice President of Artisan
                                             Investments GP LLC
                                           Attorney-in-Fact for Artisan
                                             Investment Corporation
                                           Attorney-in-Fact for ZFIC, Inc.
                                           Attorney-in-Fact for Andrew A.
                                             Ziegler
                                           Attorney-in-Fact for Carlene M.
                                             Ziegler
                                           Chief Financial Officer, Vice
                                             President and Treasurer of
                                             Artisan Partners Funds, Inc.

                                                                      EXHIBIT 2

                               POWER OF ATTORNEY

   The undersigned, Artisan Investment Corporation, hereby appoints Charles J. Daley, Jr., Sarah A. Johnson, Gregory K. Ramirez and Rebecca Himmelspach, and each of them individually, its true and lawful attorney-in-fact and agent, with full power to execute and file with the United States Securities and Exchange Commission and any stock exchange or similar authority, for and on its behalf in any and all capacities, any and all reports required to be filed pursuant to
Section 13 of the Securities Exchange Act of 1934 and the rules thereunder, including but not limited to reports on Schedule 13D or 13G, any and all amendments to such reports, with all exhibits, and any other forms or documents as may be necessary in connection with the filing of such reports with the United States Securities and Exchange Commission and any stock exchange or similar authority, granting unto said attorney full power and authority to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete, as fully as the undersigned might or could do in person.

   This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact and agents.

   IN WITNESS WHEREOF the undersigned has caused this Power of Attorney to be executed this 28/th/ day of February, 2013.

                                             Artisan Investment Corporation

                                             By:  /s/ Andrew A. Ziegler
                                                  -----------------------------
                                                  Andrew A. Ziegler
                                                  President

STATE OF WISCONSIN )
                   ) SS.
COUNTY OF MILWAUKEE)

   I, Lisa Moran, a Notary Public in and for the County of Milwaukee, State of Wisconsin, DO HEREBY CERTIFY that Andrew A. Ziegler, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his own free and voluntary act, for the uses and purposes therein set forth.

   Given under my hand and notarial seal, this 28/th/ day of February, 2013.

                                                  /s/ Lisa Moran
                                                  -----------------------------
                                                  Notary Public

                                                                      EXHIBIT 3

                               POWER OF ATTORNEY

   The undersigned, ZFIC, Inc., hereby appoints Charles J. Daley, Jr., Sarah A. Johnson, Gregory K. Ramirez and Rebecca Himmelspach, and each of them individually, its true and lawful attorney-in-fact and agent, with full power to execute and file with the United States Securities and Exchange Commission and any stock exchange or similar authority, for and on its behalf in any and all capacities, any and all reports required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934 and the rules thereunder, including but not limited to reports on Schedule 13D or 13G, any and all amendments to such reports, with all exhibits, and any other forms or documents as may be necessary in connection with the filing of such reports with the United States Securities and Exchange Commission and any stock exchange or similar authority, granting unto said attorney full power and authority to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete, as fully as the undersigned might or could do in person.

   This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact and agents.

   IN WITNESS WHEREOF the undersigned has caused this Power of Attorney to be executed this 31st day of August, 2012.

                                             ZFIC, INC.

                                             By:  /s/ Andrew A. Ziegler
                                                  ------------------------------
                                                  Andrew A. Ziegler
                                                  Vice President

STATE OF WISCONSIN )
                   ) SS.
COUNTY OF MILWAUKEE)

   I, Lisa Moran, a Notary Public in and for the County of Milwaukee, State of Wisconsin, DO HEREBY CERTIFY that Andrew A. Ziegler, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his own free and voluntary act, for the uses and purposes therein set forth.

   Given under my hand and notarial seal, this 31st day of August, 2012.

                                                  /s/ Lisa Moran
                                                  ------------------------------
                                                  Notary Public

                                                                      EXHIBIT 4

                               POWER OF ATTORNEY

   The undersigned, Andrew A. Ziegler, hereby appoints Charles J. Daley, Jr., Sarah A. Johnson, Gregory K. Ramirez and Rebecca Himmelspach, and each of them individually, his true and lawful attorney-in-fact and agent, with full power to execute and file with the United States Securities and Exchange Commission and any stock exchange or similar authority, for and on his behalf in any and all capacities, any and all reports required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934 and the rules thereunder, including but not limited to reports on Schedule 13D or 13G, any and all amendments to such reports, with all exhibits, and any other forms or documents as may be necessary in connection with the filing of such reports with the United States Securities and Exchange Commission and any stock exchange or similar authority, granting unto said attorney full power and authority to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete, as fully as the undersigned might or could do in person.

   This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact and agents.

   IN WITNESS WHEREOF the undersigned has caused this Power of Attorney to be executed this 31st day of August, 2012.

                                                  /s/ Andrew A. Ziegler
                                                  ------------------------------
                                                  Andrew A. Ziegler

STATE OF WISCONSIN )
                   ) SS.
COUNTY OF MILWAUKEE)

   I, Lisa Moran, a Notary Public in and for the County of Milwaukee, State of Wisconsin, DO HEREBY CERTIFY that Andrew A. Ziegler, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his own free and voluntary act, for the uses and purposes therein set forth.

   Given under my hand and notarial seal, this 31st day of August, 2012.

                                                  /s/ Lisa Moran
                                                  ------------------------------
                                                  Notary Public

                                                                      EXHIBIT 5

                               POWER OF ATTORNEY

   The undersigned, Carlene M. Ziegler, hereby appoints Charles J. Daley, Jr., Sarah A. Johnson, Gregory K. Ramirez and Rebecca Himmelspach, and each of them individually, her true and lawful attorney-in-fact and agent, with full power to execute and file with the United States Securities and Exchange Commission and any stock exchange or similar authority, for and on her behalf in any and all capacities, any and all reports required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934 and the rules thereunder, including but not limited to reports on Schedule 13D or 13G, any and all amendments to such reports, with all exhibits, and any other forms or documents as may be necessary in connection with the filing of such reports with the United States Securities and Exchange Commission and any stock exchange or similar authority, granting unto said attorney full power and authority to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete, as fully as the undersigned might or could do in person.

   This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact and agents.

   IN WITNESS WHEREOF the undersigned has caused this Power of Attorney to be executed this 31st day of August, 2012.

                                                  /s/ Carlene M. Ziegler
                                                  ------------------------------
                                                  Carlene M. Ziegler

STATE OF WISCONSIN )
                   ) SS.
COUNTY OF MILWAUKEE)

   I, Lisa Moran, a Notary Public in and for the County of Milwaukee, State of Wisconsin, DO HEREBY CERTIFY that Carlene M. Ziegler, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that she signed and delivered the said instrument as her own free and voluntary act, for the uses and purposes therein set forth.

   Given under my hand and notarial seal, this 31st day of August, 2012.

                                                  /s/ Lisa Moran
                                                  ------------------------------
                                                  Notary Public